Exhibit 10.1
CONFIDENTIAL PERSONAL INFORMATION
August 5, 2008
Mr. Alexandre Almeida
Sao Paulo, Brazil
Dear Alexandre:
I am pleased to offer you the position of President Novelis South America reporting to me. I believe this represents a significant opportunity and challenge for you and I look forward to working more closely with you. I have asked Tadeu Nardocci to provide assistance to you as necessary for the first year however you will be reporting directly to me.
The terms and conditions of this assignment are as follows:
1.	STARTING DATE AND DURATION

The effective date of your assignment is August 1, 2008.

2.	COMPENSATION
a.	Position Grade

Your position will be administered at a salary grade 44. We will review your grade no later than July 1, 2009.

b.	Base Salary

Your starting base salary will be R$520,000 per annum (R$520,000 over 13 months). Your salary will be subject to review periodically in accordance with Novelis’ salary administration practices.

c.	Incentive Plans
i.	Annual Incentive Plan (AIP)

You will participate in the Annual Incentive Plan (AIP) with a Target Bonus opportunity of 57% of your base salary effective August 1, 2008. For the period April 1, 2008 through July 31, 2008 your Target Bonus opportunity is 53%.

ii.	Long Term Incentive Plan (LTIP)

You are eligible to participate in the Long Term Incentive Plan (LTIP) of Novelis Inc. Your current LTIP opportunity is based on a grade 42. Your future LTIP opportunity will be based on your grade at that time.

3.	BENEFITS

You and your eligible dependents will continue to be covered by the employee benefit plans in Brazil. You will also be eligible for benefits specific for the position of President Novelis South America [list of benefits attached to this offer letter].

Again, Alexandre, I look forward together as you take on this exciting new challenge.
Sincerely,
/s/ Martha Brooks
Martha Brooks
President and COO

Accepted:	/s/ Alexandre Almeida

Alexandre Almeida Date